EXHIBIT 11


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
                     FRED MEYER, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE

                  (In thousands, except per share amounts)
                                (Unaudited)


                                                         12 Weeks Ended                    40 Weeks Ended
                                                     ----------------------            ---------------------
                                                     Nov. 9,         Nov. 4,           Nov. 9,        Nov. 4,
                                                       1996            1995              1996           1995
                                                     ------          ------            ------         ------
Weighted average number of
  shares outstanding...............................  25,385         26,704             26,314         26,676

Weighted average number of
  shares under option..............................   4,419          2,467              4,080          2,772

Shares assumed to have been
  purchased under the
  treasury stock method............................  (2,111)          (917)            (2,059)        (1,075)
                                                     ------         ------             ------         ------

Weighted average number of
  common and common equivalent
  shares outstanding............................     27,693         28,254             28,335         28,373
                                                     ======         ======             ======         ======

Net income ........................................  $6,292        $(2,309)           $30,909        $11,447
                                                     ======        =======            =======        =======

Earnings per common share..........................   $ .23          $(.08)             $1.09           $.40
                                                      =====          =====              =====           ====
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